Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the date of the Company’s listing on Nasdaq (“Effective Date’’) by and between 2020 Biolabs, Inc., a Delaware corporation (the “Company”), and Alan Bergman, an individual who resides at 6821 Calle Del Paz S, Boca Raton, FL 33433 (“Employee”).

1. Position and Duties

1.1 Position. The Company hereby employs Employee as its Chief Financial Officer (CFO). Employee shall report to the Company’s Chief Executive Officer and shall perform all duties customarily associated with this position and such other duties as maybe reasonably assigned by the CEO or Board of Directors.

1.2 Full-Time Efforts. Employee agrees to devote full working time, attention, and best efforts to the business and affairs of the Company and to perform faithfully and diligently all assigned duties.

2. Term of Employment

This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 6 of this Agreement.

3. Compensation

3.1 Base Salary. Employee shall receive an annual base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000), payable in accordance with the Company’s regular payroll practices and subject to applicable withholding taxes. The salary shall be subject to periodic review and adjustment at the discretion of the Board of Directors.

3.2 Stock Options. As an additional incentive, the CEO will recommend to the Company’s Board Compensation Committee to grant Employee options to purchase up to 100,000 shares of the Company’s common stock (the “Options”), subject to certain performance metrics and milestone and the terms and conditions set forth in the Company’s Stock Option Plan and the corresponding Stock Option Agreement. The Options shall vest over a vesting schedule determined by the Compensation Committee and have an exercise price determined by the fair market value on the date of grant. Stock Options pursuant to this paragraph are granted upon Board approval.

4. Benefits

Employee shall be entitled to participate in all employee benefit plans and programs generally available to senior executives of the Company, including but not limited to medical, subject to the terms and conditions of such plans.

5. Paid Time Off

Employee shall be entitled to paid vacation, sick leave, and holidays in accordance with the Company’s Employee Handbook.

6. Termination

6.1 At-Will Employment. Employment under this Agreement is “at-will.” Either the Company or Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

6.2 Termination for Cause or Resignation. In the event of termination for cause or voluntary resignation by Employee, all compensation and benefits shall cease as of the date of termination, except as otherwise required by law.

6.3 Termination Without Cause. If Employee is terminated without cause, Employee shall be entitled to receive compensation for a period of four (4) months from the date of termination.

7. Confidentiality and Proprietary Information

Employee agrees to execute and comply with the Company’s standard Confidentiality and Proprietary Information Agreement, which shalt survive termination of employment.

8. Non-Competition and Non-Solicitation

During employment and for six months thereafter, Employee shall not engage in any business that directly competes with the Company nor solicit its clients or employees.

9. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflicts of law principles.

10. Entire Agreement

This Agreement, together with any referenced exhibits or stock option agreements, constitutes the entire understanding between the parties and supersedes all prior negotiations or agreements relating to the subject matter hereof. Any amendments must be in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

20/20 Biolabs, Inc.

By:	/s/ Jonathan Cohen
Name:	Jonathan Cohen
Title:	Chief Executive Officer
Date:	01/22/2026

Employee:

/s/ Alan Bergman
Alan Bergman
Date: 01/22/2026

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